Exhibit 99.1

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION COMPLETES ACQUISITION

OF OPHIR OPTRONICS LTD.

– Obtains $250 Million Senior Credit Facility –

Irvine, California – October 4, 2011 – Newport Corporation (NASDAQ: NEWP) today announced that it has completed the acquisition of Ophir Optronics Ltd. (“Ophir”), a global leader in precision infrared optics, photonics instrumentation and three-dimensional non-contact measurement equipment, for $8.43 per share in cash.

Robert J. Phillippy, Newport’s President and Chief Executive Officer, said, “We are delighted to have Ophir join the Newport team, and we are confident that the addition of Ophir’s outstanding products, technologies and customer relationships will further strengthen Newport’s leadership position in the photonics industry. Ophir has a long history of strong and consistent revenue growth and profit generation, and we expect this acquisition to help Newport deliver significantly higher levels of revenue and profit in the future. We will immediately begin implementing our integration plans, and we expect the transaction to be accretive to our earnings in the fourth quarter of 2011 and thereafter. This acquisition expands our global footprint and further diversifies our end market participation. It represents an important step in the implementation of our strategy to become the world’s premier source for photonics technology and products.”

Ophir (www.ophiropt.com) is headquartered in Jerusalem, Israel, with manufacturing operations in Israel and the U.S. and sales offices in the U.S., Japan and Europe. For the six-month period ended June 30, 2011, Ophir had revenue of $60.5 million, an 18.1% increase over the first half of 2010, and operating income of $6.8 million. Newport expects Ophir to achieve slightly higher levels of revenue and profit in the second half of 2011 compared with the first half of 2011. Ophir will operate as a wholly-owned subsidiary of Newport Corporation.

Newport also reported that it has obtained a $250 million senior secured credit facility from a syndicate of global financial institutions to provide additional funding for the Ophir transaction, the repayment of Newport’s $127 million of subordinated convertible notes maturing in February 2012, and other corporate purposes. The facility consists of a $185 million term loan and a $65 million revolving line of credit, and has an initial interest rate of 2.75% over LIBOR, or 1.75% over a base rate, at the Company’s option. The interest rate spreads are subject to adjustment in future periods between 2.25% and 3.0% over LIBOR, or between 1.25% and 2.0% over the base rate, based on the Company’s total leverage ratio, as set forth in the Credit Agreement relating to the facility. Beginning in the first quarter of 2012, Newport will make quarterly payments of principal on the loan over its five year term, with a total of 10% of the principal being repaid in 2012 and a total of 15% of the principal being repaid in each year thereafter. The facility is subject to customary covenants, including those relating to the Company’s total leverage and fixed charge coverage ratios.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, Tuesday, October 4, 2011, at 4:00 p.m. Eastern time (1:00 p.m. Pacific time) to discuss the terms of the financing, plans for Ophir’s integration with Newport, and the company’s current business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 888-271-8601 within the U.S. and Canada or 913-981-5583 from abroad. The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call will be available beginning at 7:00 p.m. Eastern time today, October 4, 2011, and continue through 7:00 p.m. Eastern time on Tuesday, October 11, 2011. The replay can be accessed by calling 888-203-1112 within the U.S. and Canada or 719-457-0820 from abroad. The replay passcode is 1014562.

ABOUT NEWPORT CORPORATION

Newport Corporation (www.newport.com) is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems, precision automation and three-dimensional non-contact measurement equipment, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the expectation that the acquisition will strengthen Newport’s leadership position in the photonics industry and help drive higher levels of revenue and profit in the future, the expectation that the acquisition will be accretive to Newport’s earnings in the fourth quarter of 2011 and thereafter, Ophir’s expected revenue and profit performance in the second half of 2011, and other statements as to potential future events, consequences or results of the transaction. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing are inherently speculative and involve judgments and risks with respect to a number of matters that are difficult or impossible to predict accurately and many of which are beyond the control of Newport and Ophir. Certain of these judgments and the types of risks that may impact future results or circumstances are discussed in more detail in Newport’s Form 10-K for the year ended January 1, 2011 and in Ophir’s Annual Report filed with the Israeli Securities Authority for the year ended December 31, 2010. Although Newport believes that the assumptions underlying the forward-looking statements in this press release are reasonable, any of the assumptions could prove inaccurate, and future events and results may differ materially from current projections or expectations as described in this press release. Therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that results set forth in such forward-looking statements will be achieved. Newport also undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent expressly required by applicable law.

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